Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Financial Results

for the Third Quarter Ended September 29, 2019

Sarasota, Fla.-November 4, 2019—Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR) today reported its third quarter financial results for the three months ended September 29, 2019.

Financial Summary For the Quarter

Net Sales declined 9.4% to $22.0 million versus $24.3 million in the prior year.

Net Income declined to $277,374 versus $759,569 in the prior year.

Loss per Common Share of $0.03 versus breakeven in the prior year.

Overview

The third quarter of this year was negatively impacted by two significant factors. The first was the continuing sluggishness of sales at our European operation particularly as it relates to our automotive business. The second is the negative impact on margins due to the manufacturing restructuring in Europe. Also, the negative currency effect weighed on our financials this quarter.

Automotive sales comprised 88.3% of our total European operations this quarter which declined 11.4% from the same quarter of the previous year. While we don’t believe we lost any share of market with our customers, the sluggishness of the European economy continues to be a headwind for us.

To improve on Gross Profit Margins, we undertook a major restructuring of manufacturing equipment in Europe, targeted to drive higher margin product offerings. We shut down equipment generating low margin product offerings and transitioned alternate higher margin product offerings, where possible, to that customer base. During this transition, we lost some sales and incurred startup costs in the short term but we believe the positive long-term effects on margins will be very beneficial. Virtually all the transition expenses and related capital expenditures were incurred in the previous year and the first nine months of this year.

As we move into the fourth quarter of this year, we are confident that the operational improvements we have put in place at our manufacturing facilities will ultimately lead to margin improvement. This, coupled with the significant reduction in Operating Expenses we have realized this year versus last, will lead to improved profitability in areas within our control.

Net Sales

Net Sales for the three months ended September 29, 2019 were $22,033,539 versus $24,322,532 for the third quarter of the previous year, a decline of $2,288,993 or 9.4%. The two major businesses of the Company, Automotive and Industrial, were down 10.0% and 8.3% respectively versus the same period of the previous year. Excluding the negative currency effect of approximately $540,000, total Net Sales would have declined by approximately $1.7 million or 7.2%.

Automotive sales which represent 64.1% of the total Net Sales of the Company or $14,133,223, declined $1,571,760 or 10.0% with most of the decline ($1,251,952 or 79.7%) coming from our European operations which are navigating through a sluggish economy.

Industrial sales which represent 35.9% of the total Net Sales of the Company or $7,900,316, declined 8.3% or $717,233. Approximately 83.8% of total Industrial sales come from our US operations. A decline in sales to contract customers primarily due to a major non-recurring customer in the prior year offset an increase in sales to major equipment manufacturers for seating applications.

Operating Income

Operating Income for the third quarter was $749,012 or 3.4% of Net Sales compared to $1,138,760 or 4.7% of Net Sales for the same quarter of the previous year, a decline of $398,748 or 34.2%. The primary reason for the decline in Operating Income was the overall lower Net Sales combined with the manufacturing restructuring at our UK operations which resulted in certain non-recurring costs and the delay in passing on raw material costs incurred to automotive customers due to the sluggish economy in Europe. The net effect was a decline in Gross Profit Margins to 16.2% for the third quarter ended September 29, 2019 from 17.3% recorded in the third quarter of last year.

Following a strategic effort to reduce overall Operating Expenses, for the third quarter, expenses were reduced $258,088 or 8.4% to $2,812,888 primarily due to a reduction in employment costs and professional fees as compared to the same period of last year.

Net Loss Allocable to Common Shareholders

Net Loss Allocable to Common Shareholders for the third quarter was $499,998 or a loss of $0.03 per common share as compared to a loss of $10,118 or a breakeven for the same period of the prior year. Impacting on the comparability of the two third quarter periods was a Tax Provision of $12,022 this year versus a Tax Benefit of $132,670 for the prior year period.

Weighted average shares outstanding as of September 29, 2019 were 18,680,030 as compared to 18,690,030 as of September 30, 2018.

For further details, see the Company’s Form 10-Q filed as of November 4, 2019.

About Uniroyal Global Engineered Products, Inc.

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2018 was derived 66.2% from the automotive industry and approximately 33.8% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400 vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.

Consolidated Balance Sheets

	(Unaudited)
ASSETS	September 29, 2019	December 30, 2018
CURRENT ASSETS
Cash and cash equivalents	$818,289	$1,028,841
Accounts receivable, net	13,410,069	12,422,330
Inventories, net	19,293,442	19,460,260
Other current assets	626,065	965,520
Related party receivable	33,217	20,118
Total Current Assets	34,181,082	33,897,069

PROPERTY AND EQUIPMENT, NET	25,177,807	18,878,949

OTHER ASSETS
Intangible assets	3,148,983	3,217,997
Goodwill	1,079,175	1,079,175
Other long-term assets	3,485,996	3,693,367
Total Other Assets	7,714,154	7,990,539

TOTAL ASSETS	$67,073,043	$60,766,557

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Checks issued in excess of bank balance	$752,485	$855,210
Lines of credit	20,936,172	19,325,116
Current maturities of long-term debt	1,502,555	1,369,967
Current maturities of finance lease liabilities	177,190	388,862
Accounts payable	9,332,977	9,335,235
Accrued expenses and other liabilities	4,059,081	3,326,291
Related party obligation	179,858	84,154
Current portion of postretirement benefit liability - health and life	139,095	139,095
Total Current Liabilities	37,079,413	34,823,930

LONG-TERM LIABILITIES
Long-term debt, less current portion	3,462,188	3,967,754
Finance lease liabilities, less current portion	18,477	109,446
Related party lease financing obligation	2,679,989	2,613,717
Long-term debt to related parties	3,190,655	2,990,655
Postretirement benefit liability - health and life, less current portion	2,083,684	2,101,892
Other long-term liabilities	6,531,063	653,653
Total Long-Term Liabilities	17,966,056	12,437,117
Total Liabilities	55,045,469	47,261,047

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,680,030 and 18,690,030 shares issued and outstanding as of September 29, 2019 and December 30, 2018, respectively	18,680	18,690
Additional paid-in capital	35,275,646	35,244,770
Accumulated deficit	(23,202,469)	(22,136,130)
Accumulated other comprehensive loss	(1,145,108)	(702,645)
Total Stockholders' Equity	12,027,574	13,505,510

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$67,073,043	$60,766,557

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	September 29, 2019	September 30, 2018

NET SALES	$22,033,539	$24,322,532

COST OF GOODS SOLD	18,471,639	20,112,796

Gross Profit	3,561,900	4,209,736

OPERATING EXPENSES:
Selling	1,061,781	1,075,064
General and administrative	1,373,118	1,587,656
Research and development	377,989	408,256
OPERATING EXPENSES	2,812,888	3,070,976

Operating Income	749,012	1,138,760

OTHER EXPENSE:
Interest and other debt related expense	(509,829)	(488,905)
Other income (expense)	50,213	(22,956)
Net Other Expense	(459,616)	(511,861)

INCOME BEFORE TAX PROVISION	289,396	626,899

TAX PROVISION (BENEFIT)	12,022	(132,670)

NET INCOME	277,374	759,569

Preferred stock dividend	(777,372)	(769,687)

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(499,998)	$(10,118)

LOSS PER COMMON SHARE:
Basic	$(0.03)	$(0.00)
Diluted	$(0.03)	$(0.00)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,680,030	18,690,030
Diluted	18,680,030	18,690,030

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended
	September 29, 2019	September 30, 2018

NET SALES	$71,523,182	$76,775,452

COST OF GOODS SOLD	59,434,689	63,184,044

Gross Profit	12,088,493	13,591,408

OPERATING EXPENSES:
Selling	3,348,622	3,624,145
General and administrative	4,332,978	5,194,622
Research and development	1,302,707	1,260,784
Other operating expenses	343,003	-
OPERATING EXPENSES	9,327,310	10,079,551

Operating Income	2,761,183	3,511,857

OTHER EXPENSE:
Interest and other debt related expense	(1,547,343)	(1,418,932)
Other income (expense)	53,396	(8,894)
Net Other Expense	(1,493,947)	(1,427,826)

INCOME BEFORE TAX PROVISION	1,267,236	2,084,031

TAX PROVISION (BENEFIT)	(6,287)	(89,670)

NET INCOME	1,273,523	2,173,701

Preferred stock dividend	(2,339,862)	(2,330,250)

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(1,066,339)	$(156,549)

LOSS PER COMMON SHARE:
Basic	$(0.06)	$(0.01)
Diluted	$(0.06)	$(0.01)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,684,938	18,690,030
Diluted	18,684,938	18,690,030